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                                                                    EXHIBIT 99.1

                               [LOGO CENTERPLATE]

CONTACTS:
Elaine Gosnell                              Chuck Burgess
Centerplate                                 The Abernathy MacGregor Group
864-597-0142                                212-371-5999
elaine.gosnell@centerplate.com              clb@abmac.com


                                                           FOR IMMEDIATE RELEASE


                 CENTERPLATE REPORTS 2004 FIRST QUARTER RESULTS
                      SALES INCREASE DRIVEN BY NEW ACCOUNTS

SPARTANBURG, S.C., May 3, 2004 - Centerplate (AMEX: CVP; TSX: CVP.un), the trade name for Volume Services America Holdings, Inc.'s operating businesses, and a leading provider of catering, concessions, merchandise and facility management services, today reported financial results for the first quarter ended March 30, 2004. Net sales for the quarter increased $1.3 million or 1.4%, to $98.2 million from $96.9 million for the quarter ended April 1, 2003. Adjusted earnings before interest, income taxes, depreciation and amortization (EBITDA) for the first quarter 2004 were $2,599,000, compared to $1,979,000 for the first quarter 2003. The increase in adjusted EBITDA was due primarily to new business activity realized in the quarter and to a modest increase in operating results at existing accounts.

     (Centerplate presents adjusted EBITDA because covenants in the indenture governing the company's subordinated notes contain ratios based on this measure. A reconciliation of adjusted EBITDA to net income or loss is included in the attached tables.)

     For the first quarter 2004, Centerplate reported a net loss of $9,340,000 versus a net loss of $6,545,000 in 2003, primarily as a result of a lower effective income tax rate and the completion of the tender for the remaining high-yield notes under the company's old 1999 indenture.

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                                      -2-

     "We are pleased to report increased net sales as a result of both new accounts and a modest increase in other operations," said Larry Honig, Centerplate's chairman and chief executive officer. "However, as expected, we reported a net loss for the quarter, which is standard due to the seasonality of our business. The charge related to our recent conversion to a public company and a decrease in the effective tax rate led to a greater quarterly loss in 2004 compared to 2003."

     During the quarter, new accounts contributed $5.8 million in increased net sales over the first quarter of 2003. This increase was partially offset by a reduction in sales of $2.2 million because the company did not host the Super Bowl in 2004, and by a reduction in sales of $2.9 million because five fewer major league baseball games took place in the company's facilities, including two games lost because the company no longer serves the San Diego Padres.

     Also during the quarter, the company closed a number of marginally profitable and minor accounts, which accounted for $1.2 million of net sales in the first quarter of 2003. Mr. Honig continued, "We are pleased that our strategic efforts are continuing to bear fruit, because of the tremendous efforts being made by all our employees, and especially by our facility General Managers. We are delighted as well with the support of our clients and other business partners as we make the transition to a public company."

     Mr. Honig concluded, "We are concentrating on building on our strengths and extending our reach. We are aggressively pursuing new clients by further penetrating the mid-market, in which many facilities still do not have a professional food and beverage provider; by extending our suite and club-level catering service, based on a major step-up in our food quality and service levels; by building the important facility management business, for which we've staffed up and to which we've committed significant resources; and by offering a compelling variety of branded products to our clients, including new and exciting brands just beginning to attract national attention."

     On a per-share basis, Centerplate reported a net loss for the first quarter 2004 of $0.41 per share versus a loss of $0.48 per share for the comparable period of 2003.

     As previously announced, Centerplate will make its fifth distribution on May 20 to IDS holders in accordance with its announced intention to make distributions at the annual rate of approximately $1.56 per IDS.

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                                      - 3 -

     In addition, as previously disclosed, those investors who held the company's common stock prior to its initial public offering (the "Initial Equity Investors") have the right to require the company to issue subordinated notes in exchange for a portion of their common stock in order to create IDSs to sell pursuant to a follow-on registration statement filed by the company. The first date on which the Initial Equity Investors may demand that the company file a registration statement on their behalf, and thus the first occasion for this right to be exercised, is June 2, 2004. The company is currently examining whether the right of the Initial Equity Investors to exchange a portion of their common stock for subordinated notes should be treated as mezzanine equity. This treatment would result in recording approximately $14.4 million as mezzanine equity between total liabilities and stockholders' equity, and decrease stockholders' equity by a corresponding amount. The treatment would not affect the company's earnings or income statement. In addition, it is not expected that this treatment would in any material way affect the company's ability to pay dividends.

     Centerplate will discuss its first quarter 2004 financial results on a conference call at 10:00 AM Eastern Time on Tuesday, May 4, 2004. Interested parties may participate in the call by dialing 1-877-780-2271 approximately 10 minutes before the call is scheduled to begin. International callers should dial 1-973-582-2737. The call will also be broadcast live on the company's website at www.centerplate.com. For individuals unable to participate in the conference call, a telephone replay will be available from noon Eastern Time on May 4, 2004 through midnight on March 7, 2004. The replay can be accessed domestically by dialing 1-877-519-4471. For international callers, the dial-in number is 1-973-341-3080. The passcode for the call is 4729949.

ABOUT CENTERPLATE

Centerplate, the trade name for Volume Services America Holdings, Inc.'s operating businesses, is a leading provider of catering, concessions, merchandise and facility management services for sports facilities, convention centers and other entertainment venues. Visit the company online at www.centerplate.com.


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                                      - 4 -


FORWARD-LOOKING STATEMENTS
The information contained in this news release, other than historical information, includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Centerplate believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance that such expectations will prove to have been correct or that they will occur. Important factors beyond Centerplate's control, including general economic conditions, consumer spending levels, adverse weather conditions and other factors, as well as the risks identified in the prospectus relating to the offering of IDSs, could cause actual results to differ materially from Centerplate's expectations. Centerplate undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

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                     VOLUME SERVICES AMERICA HOLDINGS, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                       AND COMPREHENSIVE LOSS (UNAUDITED)
                        (in thousands, except share data)

                                                       Thirteen Weeks Ended
                                                   March 30,          April 1,
                                                     2004              2003
                                                 ------------      ------------
Net sales                                        $     98,236      $     96,900

Cost of sales                                          82,147            81,655
Selling, general and administrative expense            13,547            13,375
Depreciation and amortization                           6,878             6,475
Contract related losses
                                                         --                 110
                                                 ------------      ------------
Loss from operations                                   (4,336)           (4,715)
                                                 ------------      ------------
Interest expense, net                                   6,807             5,071
Other income, net                                         (57)               (5)
                                                 ------------      ------------
Loss before income taxes                              (11,086)           (9,781)
Income tax benefit                                     (3,236)           (1,746)
                                                 ------------      ------------
Net loss                                               (9,340)           (6,545)
Other comprehensive income - foreign
  currency translation adjustment                           7               247
                                                 ------------      ------------
Comprehensive loss                               $     (9,333)     $     (6,298)
                                                 ============      ============
Basic net loss per share                         $      (0.41)     $      (0.48)
                                                 ============      ============
Diluted net loss per share                       $      (0.41)     $      (0.48)
                                                 ============      ============
Weighted average shares                            22,524,992        13,612,829
                                                 ============      ============

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                     VOLUME SERVICES AMERICA HOLDINGS, INC.
        RECONCILIATION OF NET LOSS TO ADJUSTED EARNINGS BEFORE INTEREST,
            INCOME TAXES, DEPRECIATION, AND AMORTIZATION (UNAUDITED)
                                 (in thousands)

                                                         Thirteen Weeks Ended
                                                       March 30,       April 1,
                                                          2004           2003
                                                        --------       --------
Net loss                                                $ (9,340)      $ (6,545)
Income tax benefit                                        (1,746)        (3,236)
                                                        --------       --------
Loss before income taxes                                 (11,086)        (9,781)
Adjustments:
Interest expense (1)                                       6,807          5,071
Depreciation and amortization                              6,878          6,475
                                                        --------       --------
EBITDA (2)                                              $  2,599       $  1,765
                                                        ========       ========

The following adjustments to EBITDA were made to compute Adjusted EBITDA:

EBITDA                                                  $  2,599       $  1,765
Adjustments:
Contract related losses (3)                                  --             110
Management fees paid to affiliates of
  Blackstone and GE Capital (4)                              --             104
                                                        --------       --------
Adjusted EBITDA (2)                                     $  2,599       $  1,979
                                                        ========       ========

(1) Included in interest expense for the fiscal 2004 period is $1.2 million in expenses related to the repurchase of the remaining $12.3 million senior subordinated notes issued in 1999 of which $0.3 million is amortization expense.
(2) EBITDA is not a measure in accordance with GAAP. EBITDA is not intended to represent cash flows from operations as determined by GAAP and should not be used as an alternative to income (loss) before taxes or net income (loss) as an indicator of operating performance or to cash flows as a measure of liquidity. We believe that EBITDA is an important measure of the cash returned on our investment in capital expenditures under our contracts. Adjusted EBITDA, as defined in the indenture governing our subordinated notes issued in 2003, is determined as EBITDA as adjusted for transaction related expenses, contract related losses, other non-cash charges, and the annual management fee paid to former majority owners, less any non-cash credits. We present Adjusted EBITDA because covenants in the indenture governing our subordinated notes issued in 2003 contain ratios based on this measure and it is used by management to among other things evaluate our ability to make interest and dividend payments.
(3) Contract related losses in the fiscal 2003 period reflect non-cash charges incurred for the write-off of assets for a terminated contract.
(4) Management fees in the fiscal 2003 period represent fees paid to former majority owners for certain administrative and management functions.

                     VOLUME SERVICES AMERICA HOLDINGS, INC.
                SELECTED CONSOLIDATED CASH FLOW DATA (UNAUDITED)
                                 (in thousands)

                                                                           Thirteen Weeks Ended
                                                                         March 30,      April, 1
                                                                           2004           2003
                                                                         --------       --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                 $ (9,340)      $ (6,545)
Adjustments to reconcile net loss to net cash provided by (used in)
   operating activities:
          Depreciation and amortization                                     6,878          6,475
          Amortization of deferred financing costs                            672            358
          Contract related losses                                            --              110
          Deferred tax change                                              (1,746)        (3,236)
          Interest expense on retired subordinated notes                      922           --
          Other                                                                 7            247
          Loss on disposition of assets                                         3             24
          Changes in assets and liabilities                                 3,032         (2,480)
                                                                         --------       --------
               Net cash provided by (used in) operating activities            428         (5,047)
                                                                         --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
          Purchase of property, plant and equipment                        (1,027)        (4,257)
          Proceeds from sale of property, plant and equipment                   3           --
          Purchase of location contracts                                   (5,013)        (5,832)
                                                                         --------       --------
               Net cash used in investing activities                       (6,037)       (10,089)
                                                                         --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
          Net borrowings - revolving loans                                 12,000         16,500
          Principal payments on long-term debt                               --             (288)
          Payment of financing costs                                         (130)          --
          Payment of debt issuance costs                                     (189)          --
          Decrease in bank overdrafts                                      (3,256)          (149)
          Dividend payments                                                (4,955)          --
                                                                         --------       --------
               Net cash provided by financing activities                    3,470         16,063
                                                                         --------       --------
INCREASE/(DECREASE) IN CASH                                                (2,139)           927
CASH - BEGINNING OF PERIOD                                                 22,929         10,374
                                                                         --------       --------
CASH - END OF PERIOD                                                     $ 20,790       $ 11,301
                                                                         ========       ========